Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-46104) and in the related Prospectus of Clark/Bardes, Inc. pertaining to the registration of 1,888,887 shares of its common stock, the Registration Statement (Form S-8 No. 333-68163) pertaining to the 1998 Non-Employee Directors' Stock Option Plan and the Registration Statement (Form S-8 No. 333-68982) pertaining to the Clark/Bardes, Inc. 401(k) Savings Plan of our report dated February 22, 2002, with respect to the December 31, 2001 and 2000 consolidated financial statements of Clark/Bardes, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2002.



ERNST & YOUNG LLP

Dallas, Texas
March 26, 2003